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                                                                    Exhibit 99.2


                               THIRD QUARTER, 1999
                            INVESTOR CONFERENCE CALL
                                DECEMBER 6, 1999


KATHY KELLY: Good morning. Before we begin today's call, I must inform you that the discussion today will include forward looking statements. We wish to caution you that such statements are predictions, and actual events or results can differ materially. A detailed discussion of the many factors that we believe may have a material effect on our business on an ongoing basis is contained in our SEC filings.

COMMENTS BY: JOE PICHLER

Good morning and welcome to Kroger's third quarter investor conference call. Thanks for joining us. With me today are Dave Dillon, Kroger's President and Rodney McMullen, our Chief Financial Officer.

This morning Kroger released the results of our outstanding third quarter. I am very pleased by the strong sales and EBITDA that our operators achieved.

The release also states that Bob Miller and Mary Sammons have resigned to become Rite Aid's CEO and COO respectively.

We are very pleased to announce that Ken Thrasher, SVP of Kroger, has been appointed president and CEO of Fred Meyer Stores, replacing Mary Sammons. Ken is a 17 year associate of Fred Meyer stores who has earned the respect of our entire organization for his professional expertise, understanding of the multi-department stores and leadership.

I will now review Kroger's third quarter results and update you on the integration activities. Rodney will discuss synergy savings. We will then be happy to answer your questions.

TOTAL SALES WERE $10.3 BILLION DOLLARS - AN INCREASE OF 6.6% over the comparable period in 1998. FOOD STORE SALES ROSE 6.3%. In order to calculate the 1998 sales figure, we adjusted Kroger sales to coincide with the new fiscal year and excluded sales from divested stores. ON THE SAME BASIS, IDENTICAL FOOD STORE SALES rose a strong 1.6%.

The identical store sales calculation excludes expansions and relocations.

COMPARABLE STORE SALES - which include expansions and relocations, rose 2.5%, another good number. Excluding the Fry's division, which converted 35 former Smith's stores to the Fry's banner, identical food store sales increased 1.9% and comparable store sales rose 2.8%. I am very pleased with the continued strength of our sales.


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EBITDA:

THIRD QUARTER EBITDA totaled $696.1 million dollars - an increase of approximately 12.4% over estimated results for the third quarter 1998. This was an outstanding performance by our operators.

Excluding all costs related to the merger, THE GROSS PROFIT RATE was 26.54% of sales. The gross profit rate improvement over the first half of 1999 reflects the reduction in product costs generated by our corporate wide purchasing program; a strong increase in private label profitability; excellent manufacturing results; and the benefits being generated by logistics initiatives.

EXCLUDING COSTS RELATED TO THE MERGER, OG&A expense was 18.2% of sales which is flat as compared to the first half of 1999. Kroger remains committed to reducing ALL costs - as a percent of sales, year over year.

COMBINED SYNERGY SAVINGS at the end of the quarter totaled
$135 million dollars. The incremental savings were primarily attributable to PURCHASING, MANUFACTURING, AND REDUCTION IN ADMINISTRATIVE COSTS. We are well on our way to achieving the $155 million of synergy savings targeted for fiscal 1999.

COSTS RELATED TO THE MERGER TOTALED $93 million in the quarter. We expect to incur additional costs related to the merger in the next two years. However, the majority of these costs will occur during the first year after the merger closed.

EARNINGS PER DILUTED SHARE, before all costs related to the merger, totaled 24 cents, an increase of 33% over estimated results for the third quarter 1998 . We estimate that 1998 diluted earnings per share would have been approximately 18 cents on a comparable basis.

There were 857.4 MILLION DILUTED SHARES outstanding at the end of the third quarter.

I am DELIGHTED by Kroger's strong performance during the quarter especially in light of all the integration activities that are underway across the company and the mergers we are able to identify and complete on a fill-in basis in addition to achieving the merger synergies at Fred Meyer. And I continue to be impressed by the way our operators are working together as one team.

This merger is off to a solid start and I continue to feel good about our ability to generate EARNINGS PER SHARE GROWTH AT THE TARGETED RATE OF 16 - 18% BEGINNING NEXT YEAR.

FOR THE 4TH QUARTER, WE EXPECT EARNINGS TO BE WITHIN THE RANGE OF
37 - 40 CENTS. Let me explain. The Phoenix integration is taking longer than we expected and sales have been soft at QFC and Smiths since the date of the merger. We expect to achieve the Phoenix synergies in 2000. And we have replaced the leadership at Smith's and QFC with two strong executives, Russ Dispense and Darrell Webb. Both are solid merchants and operators.


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We also experienced some information systems issues since the date of the merger at Smith's, QFC and Fry's. These are not control issues but they do affect in-store operations and some of the purchasing. On the in-store systems there were some hardware problems early on as the systems were changed at Smith's and QFC. That changeover began before the merger and some of those problems were identified in the hardware. Those have been fixed. There are still some issues that are targeted for improvement in 2000.

On the purchasing systems side, at the time that Smith's and QFC were acquired by Fred Meyer, the purchasing systems were non-compliant with the year 2000. The decision was made, and I think appropriately, to introduce the Fred Meyer purchasing system, which is a compliant system. That system is designed for multi-department stores and there are some features that are cumbersome for food merchants. We will begin to fix those after the year 2000--we want to make sure we get past the Y2K date.

ACQUISITIONS

Kroger continues to take advantage of strategic acquisition opportunities. During the quarter, we completed our merger with the John C Groub Co. (Jay C stores in Indiana) and the acquisition of 38 Albertsons stores in northern California. Sam Duncan and the Ralphs team are doing a great job of integrating those northern California stores. I might add that Ralphs had a wonderful quarter. We also announced plans to purchase 74 Winn-Dixie stores in Texas and Oklahoma and, last week, announced plans to merge with Pay Less Super Markets Inc., a privately owned chain of eight grocery stores in Indiana. A very busy quarter.

CAPITAL INVESTMENT:

Kroger invested $625 MILLION IN CAPITAL PROJECTS in the third quarter. Excluding acquisition costs associated with the Albertsons stores and the Jay C stores, cap ex was $ 468 million. For the year, we expect to invest approximately $1.95 billion which includes $100 million of merger related capital.

We plan to grow square footage by 4.5 - 5% year over year, excluding acquisitions. Net square footage growth in fiscal 1999 will be in the 4.0 - 4.5% range because of the large number of operational closings this year. We continually review under performing assets and are moving more quickly to turn them around or dispose of them.

During the quarter Kroger opened, acquired, expanded, or relocated 104 stores versus 51 in the comparable period of 1998. We had 11 operational closings and completed 40 within the wall remodels.

Square footage, excluding divested stores, increased 5.9% over 3rd quarter 1998 to 118.1 million square feet. Excluding divested stores and acquisitions, net square footage grew 3.9% over 3rd quarter 1998.

KROGER ENDED THE QUARTER WITH 2268 FOOD STORES, 794 CONVENIENCE STORES, AND 383 JEWELRY STORES.


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LIFO posted a $6.5 million dollar CREDIT for the quarter compared to a $9 million dollar charge last year. This is directly attributable to better buying as a result of our centralized procurement program; the stable grocery cost environment in which we are currently operating; and the synergy savings that we are beginning to achieve.

WORKING CAPITAL:

Working capital for the quarter increased $313 million to a level of $354 million. Inventory build was primarily responsible for the increase. Kroger divisions have increased inventory for the holiday season in anticipation of our customers' needs for the millennium. The increase in working capital also reflects the change in the new fiscal calendar, and the effect of the newly acquired stores.

Working capital reduction is a high priority going forward. We expect to take at least $500 million out of working capital over the next 5 years.

DEBT/INTEREST EXPENSE:

NET TOTAL DEBT increased $247 million dollars to $8.7 billion dollars. The increase is due to the inventory build.

NET INTEREST EXPENSE totaled $148 million. Interest expense for the full year should be in the $650 million range, plus or minus $10 million. This increase of $25 million is due to the recent acquisitions, funding out some of the Fred Meyer bank debt to a longer maturity and the inventory build.

We continue to make dramatic progress in integrating the Kroger and Fred Meyer organizations. There are two specific areas that I would like to highlight:

1.   ARIZONA

As you recall, Kroger and Fred Meyer only had overlap in Arizona. All 35 former Smith's stores in Phoenix and Tucson have been converted to the Fry's banner. As I mentioned earlier, we are not happy with the results in Phoenix and we have a plan of action to achieve the full synergies.

The Fry's stores, as well as the Fred Meyer Arizona stores, are now receiving all grocery and perishable items from the Tolleson warehouse which formerly served the Smith's and Fred Meyer stores in Arizona. The former Fry's warehouse is still being used for outside storage during the transition, but there is no order assembly being done at that facility. The warehouse conversion was more difficult than we anticipated but service levels have now improved. And the Fry's dairy has been sold.

THE SECOND AREA I WOULD LIKE TO HIGHLIGHT IS PRIVATE LABEL.

Kroger's three tier private label strategy is beginning to generate incremental sales and enhanced profit margins. Our "good, better, best" approach to private label will enable us to serve a much


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broader consumer base. Pre-merger Kroger's private label sales accounted for 25%
of grocery dollar sales, and 31% of unit sales during the 3rd quarter. Private label sales are about 16-18% of grocery sales in the former Fred Meyer divisions.

I am confident that we can raise the private label sales penetration at the Fred Meyer divisions to the level that the pre-merger Kroger divisions have achieved and that we will continue to grow private label market share across the entire company. We are rolling out the Private Selections premium tier and now have over 70 sku's currently in the stores, with 30 more scheduled to be in place by year end.

We are very pleased with the early results and the incremental sales these premium products are generating.

So far this year, Kroger has introduced 726 new private label products. You can really see the emphasis we are placing on this area. We continue to be very pleased with our three tier strategy and the product cost reductions we are achieving. This is an area of substantial growth potential.

With that, I would like to ask Rodney to update us on synergy savings.

Rodney, . . .

COMMENTS BY: RODNEY MCMULLEN

Thanks Joe and good morning. As Joe mentioned earlier, at the end of the third quarter, we have achieved combined synergies of $135 million, an incremental $15 million over the 2nd quarter 1999. As Joe mentioned before, the areas producing the synergies are administrative cost reductions, purchasing (especially in the private label areas and other purchasing areas), manufacturing, and the offset of some of the negative synergies in Arizona that are reflected in those numbers. We are comfortable that we will meet or beat the projected $155 million in combined synergy savings for the 1999 fiscal year. In addition, we will meet or beat combined synergies of $260 million in fiscal 2000, $345 million in fiscal 2001 and $380 million in fiscal 2002.

Each quarter the finance support team along with each of the transition committee teams updates the synergies and we continue to feel very comfortable with our ability to achieve these numbers.

In addition, this morning we announced a stock repurchase program using option proceeds and the tax deduction from those options. If you look through the end of 2001 we have 5.1 million options that will expire that we would expect to be exercised. By using the proceeds from options and the tax deduction, we would expect to repurchase about half that number of shares going forward.

Now back to Joe.


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COMMENTS BY: JOE PICHLER

Thanks Rodney. I am extremely pleased with Kroger's third quarter results. Our divisional operators kept their focus on customer service to produce a strong increase in sales and earnings while, at the same time, working closely with corporate leadership to implement the strategies that will generate $380 million of synergies.

The "new Kroger" is building on the strength of our combined companies: leading market shares in some of the nation's largest and fastest growing metro markets; solid managers throughout the company; sophisticated technology and logistics systems that support retail operations effectively and efficiently; a powerful group of manufacturing plants that provide a strategic advantage in private label categories; and a clarity of purpose throughout the organization

These assets form a solid base for generating the economies of scale made possible by our merger. We are off to a great start. Our team is heavily incentified to achieve the full value of our merger and will be handsomely rewarded as we build shareholder value through our projected EPS growth rate of 16 - 18% beginning next year.

We will now be happy to take your questions.